Exhibit 99.1

           Joseph Passarello Joins AMI Semiconductor as CFO


    POCATELLO, Idaho--(BUSINESS WIRE)--June 21, 2007--AMI
Semiconductor (NASDAQ:AMIS), a designer and manufacturer of state-of-the-art mixed-signal and digital products for the automotive, medical, industrial, and military/aerospace markets, today announced the appointment of Joseph J. Passarello, to senior vice president and chief financial officer, effective July 16, 2007.

    Mr. Passarello was chief financial officer of Therma-Wave, Inc. from June 2005 to May 2007. Therma-Wave develops, manufactures, markets, and services process control metrology systems used in the manufacture of semiconductors, and recently became a KLA-Tencor family of companies. Prior to becoming chief financial officer at Therma-Wave, Mr. Passarello was vice president and controller of JDS Uniphase from March 2002 to April 2005.

    "Joe is highly regarded in our industry and we are pleased to welcome him to AMI Semiconductor," stated Chris King, president and CEO of AMI Semiconductor. "Joe's capabilities and leadership will bring us to the next level of financial performance."

    Mr. Passarello obtained his bachelor's degree in accounting from St. Mary's College of California and his master's degree in business administration from Santa Clara University.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art mixed-signal and digital products, AMIS is committed to providing customers in the automotive, medical, industrial, mil/aero, and communication markets with the optimal value, quickest time-to-market semiconductor solutions. AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the North America, Europe and the Asia Pacific region. For more information, please visit the AMIS Web site at www.amis.com.

    CONTACT: AMI Semiconductor
             Wade Olsen, 208-234-6045 (Investor Relations) wade_olsen@amis.com
             Tamera Drake, 208-234-6890 (Media Relations) tamera_drake@amis.com